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                                                                    EXHIBIT 99.8


                                          PRESS CONTACTS:

                                          Jeff Ignaszak
                                          GE Power Systems
                                          Phone (770) 859-7650
                                          jeffrey.ignaszak@ps.ge.com

                                          Ellen Klee
                                          GE Energy Management Services
                                          Phone (770) 859-7384
                                          ellen.klee@ps.ge.com

                                          David DiMatteo
                                          ING Barings Limited
                                          Phone 44-207-767-1000
                                          david.dimatteo@ing-barings.com

               EXPIRATION OF GE CASH OFFER FOR SMALLWORLDWIDE PLC

      November 1, 2000 - Atlanta, GA and London, UK - General Electric Company ("GE") announced today that the subsequent offer period of its tender offer (being made by its wholly owned subsidiary, GE Power Systems Equities, Inc.) to purchase all of the outstanding ordinary shares and American depositary shares representing ordinary shares (collectively, "shares") of Smallworldwide plc ("Smallworld") (Nasdaq: SWLDY) expired at 9:30 a.m., New York City time and 2:30 p.m., London time, on October 31, 2000.

      As of 9:30 a.m., New York City time and 2:30 p.m., London time, on October 31, 2000, approximately 9,707,518 shares had been tendered pursuant to the offer and not withdrawn, which constitutes approximately 98% of the total number of Smallworld's outstanding shares. Payment for accepted shares has been or will be made promptly, as applicable. These shares include 1,827,809 shares acquired pursuant to the cashless exercise of Smallworld options and subsequent tender of the ordinary shares subject to such options pursuant to the offer.

      Except as disclosed herein, neither GE nor any persons acting in concert with GE owned any shares, or rights over shares, of Smallworld on August 23, 2000 (the last business day prior to the commencement of the offer) nor have they acquired or agreed to acquire any shares, or rights over shares, of Smallworld during the offer.

      ING Barings Limited, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for GE and GE Power Systems Equities, Inc. and no one else in connection with the offer and will not be responsible to anyone other than GE and GE Power Systems Equities, Inc. for providing the protections afforded to customers of ING Barings Limited or for giving advice in relation to the offer.

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